UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2022

MAXAR TECHNOLOGIES INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38228	83-2809420
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 W. 120th Avenue, Westminster, Colorado	80234
(Address of principal executive offices)	(Zip Code)

303-684-7660

(Registrant’s telephone number, including area code)

N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.0001 per share	MAXR	New York Stock Exchange Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On December 15, 2022, Maxar Technologies Inc. (the “Company” or “Maxar”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Galileo Parent, Inc., a Delaware corporation (“Parent”), Galileo Bidco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and solely for the purposes set forth therein, Galileo Topco, Inc., a Delaware corporation and an indirect parent of Parent (the “Preferred Equity Issuer”). Parent and Merger Sub are affiliates of funds advised by Advent International Corporation (“Advent”), a private equity firm headquartered in Boston, Massachusetts. British Columbia Investment Management Corporation (“BCI” and, together with Advent, the “Sponsors”) or one or more of its affiliates will also be a minority investor in Parent.

The Merger Agreement provides that, among other things and on the terms and subject to the conditions of the Merger Agreement, (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”), (ii) at the effective time of the Merger (the “Effective Time”) each issued and outstanding share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”) (other than (a) certain shares of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub, or any wholly owned subsidiaries of the Company (in each case, other than any such shares of Company Common Stock held in a fiduciary, representative or other capacity on behalf of third parties), in each case immediately prior to the Effective Time and (b) shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to Section 262 of the General Corporation Law of the State of Delaware and does not vote such shares of Company Common Stock in favor of the Merger or consent thereto in writing) will be automatically converted into the right to receive $53.00 in cash, without interest (the “Merger Consideration”) and (iii) each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time will be converted into one fully paid, validly issued and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share, and will constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

The Board of Directors of the Company (the “Board”) has unanimously approved the Merger Agreement and the transactions contemplated thereby and, subject to certain exceptions set forth in the Merger Agreement, resolved to recommend that the Company’s stockholders approve the adoption of the Merger Agreement.

If the Merger is consummated, the Company Stock will be delisted from the New York Stock Exchange and Toronto Stock Exchange and deregistered under the Securities Exchange Act of 1934, and the Company will cease to be a reporting issuer in each of the provinces of Canada.

Treatment of Company Equity Awards

The Merger Agreement provides that, among other items, each outstanding stock appreciation right (“SAR”), restricted stock unit (excluding any restricted stock units granted in 2023 to any individual who is not a non-employee director of the Company, each such unit, an “RSU”), performance stock unit (“PSU”), deferred stock unit and each restricted stock unit held by non-employee directors of the Company that is outstanding as of the Effective Time will be converted into a right to receive an amount in cash, without interest and subject to deduction for any required withholding tax, equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock covered by such award, by (ii) the Merger Consideration, with the aggregate amount of such payment rounded down to the nearest cent (and, in the case of SARs, an amount in cash, without interest and subject to deduction for any required withholding Tax, equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock covered by such SAR, by (ii) the excess, if any, of the Merger Consideration over the applicable exercise price of such SAR) at the Effective Time, with such amounts to be paid to the holder within ten business days of the Closing. The number of shares subject to PSUs will equal (a) for a PSU granted in 2020, 175% of the target number of shares, (b) for a PSU granted in 2021, 176% of the target number of shares, and (c) for a PSU granted in 2022, 184% of the target number of shares. Each equity award that is granted in 2023 (all of which will be RSUs) will have (i) 33% of the shares subject to such RSU cancelled and converted into a right to receive the Merger Consideration, less any applicable withholding taxes, at the Effective Time, to be paid to the holder within ten business days of the Effective Time, and (ii) the remaining number of shares covered by such RSU converted into a cash award based on the value of the Merger Consideration, which award shall pay out in equal installments on January 1, 2024, and January 1, 2025, subject to the holder’s continued employment with the Company or earlier severance qualifying termination.

Conditions to the Merger

The Closing is subject to the fulfillment or waiver of certain customary mutual closing conditions, including, (i) the adoption of the Merger Agreement by holders of a majority of the outstanding shares of Company Common Stock, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain other regulatory approvals, including applicable foreign investment and national security reviews, and (iii) the absence of any temporary restraining order, preliminary or permanent injunction or other order having been issued by any court of competent jurisdiction or other governmental authority, the absence of any statute, rule, regulation or order that makes consummation of the Merger illegal. The obligation of each party to consummate the Merger is also conditioned upon certain unilateral closing conditions, including the other party’s representations and warranties being accurate (subject to certain customary materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement, and the obligation of Parent to consummate the Merger is additionally conditioned upon the absence of a material adverse effect on the Company that is continuing. The Closing is not subject to any financing condition. The transaction is expected to close mid-2023.

Additionally, as more completely described in the Merger Agreement, no effect relating to or arising from the Company’s WorldView Legion satellite program can constitute or contribute to a material adverse effect, and the Closing is not conditioned on the absence of any such effect or the success of the WorldView Legion program.

Go-Shop

Until 11:59 p.m. (New York City time) on February 14, 2023 (the “No Shop Period Start Date” and such period of time, the “Go-Shop Period”), the Company, its subsidiaries and their respective directors, officers, employees and other representatives will have the right to, among other things, directly or indirectly, (i) solicit, seek, initiate, propose, facilitate, induce or encourage any alternative acquisition proposals (and enter into negotiations and discussions in connection therewith) and (ii) provide information (including non-public information) to third parties in connection therewith pursuant to an acceptable confidentiality agreement.

From and after the No Shop Period Start Date, other than as permitted with respect to Excluded Parties (as defined in the Merger Agreement) as of the No Shop Period Start Date (as defined in the Merger Agreement), the Company has agreed to cease and cause to be terminated any solicitation, discussions or negotiations with any person with respect to any alternative acquisition proposal or any other proposal, inquiry or offer that constitutes, or could reasonably be expected to lead to, result in or constitute, an alternative acquisition proposal and not to solicit, seek, initiate, propose, knowingly facilitate or knowingly encourage any alternative acquisition proposals or any proposal, inquiry or offer that constitutes, or could reasonably be expected to lead to, result in or constitute, an alternative acquisition proposal.

The Company may, however, prior to obtaining approval of the Company’s stockholders, engage in discussions or negotiations and provide non-public information to a third party which has made an unsolicited, bona fide, written  alternative acquisition proposal if the Board concludes in good faith, after consultation with its independent financial advisor and outside legal counsel, that such proposal constitutes, or could reasonably be expected to lead to or result in, a Superior Proposal (as defined in the Merger Agreement).

Prior to obtaining the adoption of the Merger Agreement by the Company’s stockholders, the Board may, in certain circumstances, effect an Adverse Recommendation Change (as defined in the Merger Agreement) and/or terminate the Merger Agreement, subject to complying with specified notice requirements to Parent and other conditions set forth in the Merger Agreement, including paying a termination fee to Parent in specified circumstances, as described below.

Termination and Fees

The Merger Agreement contains termination rights for each of the Company and Parent, including, among others, (i) subject to certain limitations, if the consummation of the Merger does not occur on or before the nine month anniversary of the signing of the Merger Agreement (subject to an automatic extension to the one year anniversary of the date of the Merger Agreement if on such date all of the closing conditions except those relating to regulatory approvals have been satisfied or waived) (the “End Date”), (ii) if the approval of the Company’s stockholders is not obtained following the meeting of the Company’s stockholders for purposes of obtaining such approval and (iii) subject to certain conditions, (a) by Parent if a Triggering Event (as defined in the Merger Agreement) has occurred or (b) by the Company if the Company wishes to terminate the Merger Agreement to enter into a definitive contract with respect to a Superior Proposal (as defined by the Merger Agreement). The Company and Parent may also terminate the Merger Agreement by mutual written consent.

The Company will be required to pay a termination fee to Parent equal to $51,900,000 if the Merger Agreement is terminated by the Company prior to 11:59 p.m., New York City time on February 14, 2023 to enter into a definitive contract providing for a Superior Proposal with an Excluded Party. The Company will be required to pay a termination fee to Parent equal to $124,500,000 if the Merger Agreement is terminated in certain other specified circumstances, including if Parent terminates the Merger Agreement for a Triggering Event (as defined in the Merger Agreement) or if the Company terminates the Merger Agreement after the No Shop Period Start Date to enter into a definitive contract providing for Superior Proposal.

The Merger Agreement also provides that a reverse termination fee of $249,000,000 will be payable by Parent to the Company under specified circumstances, including, among others, if (i) all conditions to closing have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing, each of which is capable of being satisfied if the closing were to occur on the date of termination), the Company has irrevocably notified Parent that the Company stands ready, willing and able to consummate the closing and Parent fails to consummate the Merger when required to do so under the Merger Agreement or (ii) Parent otherwise breaches its obligations under the Merger Agreement such that there is a failure of certain conditions to the Merger that cannot be cured by the End Date.

The Merger Agreement also provides that, in certain circumstances, either party may seek to compel the other party to specifically perform its obligations under the Merger Agreement.

Financing

Parent has obtained equity financing, preferred equity financing and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses.

Funds advised by the Sponsors or their respective affiliates have committed to capitalize Parent at the Closing with an aggregate equity contribution equal to $4.1 billion on the terms and subject to the conditions set forth in signed equity commitment letters (the “Investor Equity Commitment”). Additionally, certain preferred equity investors have committed to purchase preferred equity interests in a parent of Parent at the closing of the Merger on the terms and subject to the conditions set forth in a preferred equity commitment letter delivered to Parent (the “Preferred Equity Commitment”).

Certain direct lenders have agreed to provide Parent with debt financing in an aggregate principal amount that is sufficient, when taken together with the amounts of the Investor Equity Commitment and the Preferred Equity Commitment and cash and cash equivalents of the Company at closing, to pay the cash consideration required to complete the Merger and satisfy the Parent’s financial obligations at the closing of the Merger in connection with the transactions contemplated by the Merger Agreement, including the repayment of any debt required to be repaid, redeemed or satisfied and discharged in connection with the Merger and payment of related fees, expenses and premia. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to customary closing conditions set forth in a debt commitment letter delivered to Parent.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, the Sponsors entered into a limited guarantee with the Company pursuant to which they agreed to guarantee the obligations of Parent and Merger Sub with respect to the payment of (i) in the event the Parent becomes obligated to pay a termination fee in connection with a termination of the Merger Agreement, the amount of such termination fee and certain other specified expenses or (ii) in the event specific performance is required with respect to Parent and Merger Sub’s obligations to close the Merger, the amount of the Investor Equity Commitment, in each case, subject to the terms and conditions set forth in such limited guarantee.

Other Terms of the Merger Agreement

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to use reasonable best efforts to conduct its business in the ordinary course during the period between the date of the Merger Agreement and the Closing. The parties have agreed to use reasonable best efforts to take all actions necessary to consummate the merger, including cooperating to obtain the regulatory approvals necessary to complete the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub, Preferred Equity Issuer or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent, Merger Sub and Preferred Equity Issuer and the transaction contemplated by the Merger Agreement that will be contained in or attached as an annex to the Proxy Statement that the Company will file in connection with the transaction contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”).

Item 8.01	Other Events.

On December 16, 2022, the Company issued a press release announcing entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Additional Information About the Merger and Where to Find It

This communication relates to the proposed transaction involving Maxar. In connection with the proposed transaction, Maxar will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Maxar’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that Maxar may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF MAXAR ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov, or by visiting Maxar’s investor relations website, https://investor.maxar.com/overview/default.aspx.

Participants in the Solicitation

Maxar and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Maxar’s common stock in respect of the proposed transaction. Information about the directors and executive officers of Maxar and their ownership of Maxar’s common stock is set forth in the definitive proxy statement for Maxar’s 2022 Annual Meeting of Stockholders, which was filed with the SEC on March 31, 2022, or its Annual Report on Form 10-K for the year ended December 31, 2021, and in other documents filed by Maxar with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Statements concerning general economic conditions, our financial condition, including our anticipated revenues, earnings, cash flows or other aspects of our operations or operating results, and our expectations or beliefs concerning future events; and any statements using words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” or similar expressions, including the negative thereof, are forward-looking statements that involve certain factors, risks and uncertainties that could cause Maxar’s actual results to differ materially from those anticipated. Such factors, risks and uncertainties include: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between the parties to the proposed transaction; (2) the failure to obtain approval of the proposed transaction from Maxar’s stockholders; (3) the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed transaction within the expected timeframes or at all; (4) risks related to disruption of management’s attention from Maxar’s ongoing business operations due to the proposed transaction; (5) the effect of the announcement of the proposed transaction on the ability of Maxar to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; (6) the ability of Maxar to meet expectations regarding the timing and completion of the transaction; (7) the impacts resulting from the conflict in Ukraine or related geopolitical tensions; (8) the impacts of the global COVID-19 pandemic or any other pandemics, epidemics or infectious disease outbreaks; (9) Maxar’s ability to generate a sustainable order rate for the satellite and space manufacturing operations and develop new technologies to meet the needs of its customers or potential new customers; (10) the impacts of any changes to the policies, priorities, regulations, mandates and funding levels of governmental entities; (11) the impacts if Maxar’s programs fail to meet contractual requirements or its products contain defects or fail to operate in the expected manner; (12) any significant disruption in or unauthorized access to Maxar’s computer systems or those of third parties that it utilizes in its operations, including those relating to cybersecurity or arising from cyber-attacks, and security threats could result in a loss or degradation of service, unauthorized disclosure of data, or theft or tampering of intellectual property; (13) satellites are subject to construction and launch delays, launch failures, damage or destruction during launch; (14) if Maxar satellites fail to operate as intended; (15) the impacts of any loss of, or damage to, a satellite and any failure to obtain data or alternate sources of data for Maxar’s products; (16) any interruption or failure of Maxar’s infrastructure or national infrastructure; (17) Maxar’s business with various governmental entities is concentrated in a small number of primary contracts; (18) Maxar operates in highly competitive industries and in various jurisdictions across the world; (19) uncertain global macro-economic and political conditions; (20) Maxar is a party to legal proceedings, investigations and other claims or disputes, which are costly to defend and, if determined adversely to it, could require it to pay fines or damages, undertake remedial measures or prevent it from taking certain actions; (21) Maxar’s ability to attract, train and retain employees; (22) any disruptions in U.S. government operations and funding; (23) any changes in U.S. government policy regarding use of commercial data or space infrastructure providers, or material delay or cancellation of certain U.S. government programs; (24) Maxar’s business involves significant risks and uncertainties that may not be covered by insurance; (25) Maxar often relies on a single vendor or a limited number of vendors to provide certain key products or services; (26) any disruptions in the supply of key raw materials or components and any difficulties in the supplier qualification process, as well as any increases in prices of raw materials; (27) any changes in Maxar’s accounting estimates and assumptions; (28) Maxar may be required to recognize impairment charges; (29) Maxar’s business is capital intensive, and it may not be able to raise adequate capital to finance its business strategies, including funding future satellites, or to refinance or renew its debt financing arrangements, or it may be able to do so only on terms that significantly restrict its ability to operate its business; (30) Maxar’s ability to obtain additional debt or equity financing or government grants to finance operating working capital requirements and growth initiatives may be limited or difficult to obtain; (31) Maxar’s indebtedness and other contractual obligations; (32) Maxar’s current financing arrangements contain certain restrictive covenants that impact its future operating and financial flexibility; (33) Maxar’s actual operating results may differ significantly from its guidance; (34) Maxar could be adversely impacted by actions of activist stockholders; (35) the price of Maxar’s common stock has been volatile and may fluctuate substantially; (36) Maxar’s operations in the U.S. government market are subject to significant regulatory risk; (37) failure to comply with the requirements of the National Industrial Security Program Operating Manual could result in interruption, delay or suspension of Maxar’s ability to provide its products and services, and could result in loss of current and future business with the U.S. government; (38) Maxar’s business is subject to various regulatory risks; (39) any changes in tax law, in Maxar’s tax rates or in exposure to additional income tax liabilities or assessments; (40) Maxar’s ability to use its U.S. federal and state net operating loss carryforwards and certain other tax attributes may be limited; (41) Maxar’s operations are subject to governmental law and regulations relating to environmental matters, which may expose it to significant costs and liabilities; and (42) the other risks listed from time to time in Maxar’s filings with the SEC.

For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to Maxar’s Annual Report on Form 10-K for the year ended December 31, 2021 and to other documents filed by Maxar with the SEC, including subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. Maxar is providing the information in this communication as of this date and assumes no obligation to update or revise the forward-looking statements in this communication because of new information, future events, or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, entered into by Galileo Parent, Inc., Galileo Bidco, Inc., Galileo Topco, Inc. and Maxar Technologies Inc., dated as of December 15, 2022
99.1	Press Release dated December 16, 2022
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2022	Maxar Technologies Inc.

	By:	/s/ James C. Lee
		Name:	James C. Lee
		Title:	Senior Vice President, General Counsel and Corporate Secretary